Exhibit 99.1

Ampio Pharmaceuticals Reports Full-Year 2011 Financial Results and Milestone Highlights for 2011

GREENWOOD VILLAGE, Colo., Feb. 9, 2012 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NASDAQ: AMPE — News) (“Ampio” or the “Company”), a company that discovers and develops new uses for previously approved drugs and new molecular entities (“NMEs”), today announced financial results for the year ended December 31, 2011, and offered a summary of the milestones during 2011.

Financial Results

Total revenues recognized for the year ended December 31, 2011, were $18,750, reflecting the amortized portion of the $500,000 licensing upfront payment from the Company’s agreement with a major Korean pharmaceutical company for South Korean rights to Ampio’s Zertane™. The Company did not report any revenues for the year ended December 31, 2010.

Total operating expenses for the full-year periods ended December 31, 2011 and 2010, were $11,152,891 and $6,704,405, respectively. Research and development expenses for the full year 2011 were $6,648,397, compared to $1,972,134 for the full year 2010. The 237% growth in research and development costs during 2011 primarily reflects the increased focus on the Company’s multiple clinical trials and proof-of-concept studies. Specifically, the Company invested significantly in the Phase 2 Ampion™ in the Knee study and the Phase 2 Optina™ study evaluating the product’s ability to prevent diabetic macular edema (DME) and in a $2,000,000 fee paid to obtain a product technology license associated with Zertane™.

General and administrative expenses for the full-year period of 2011 were $4,504,494, compared to $4,732,271 in the full-year period of 2010. Other expenses were $7,142,593 in the full-year period of 2011, compared to $1,348,990 in the corresponding 2010 period. The increase in other expenses primarily reflects the $5,585,422 of non-cash changes in the fair value of Ampio’s debentures prior to their conversion to common stock in February 2011. This change in value stemmed primarily from the increase in Ampio’s common stock price between December 31, 2010, and February 28, 2011.

For the year ended December 31, 2011, Ampio reported a net loss of $18,359,234, or $0.71 per share, compared to a net loss of $8,053,395, or $0.49 per share, for the same period in 2010. Non-cash expenses accounted for $9,170,000, or approximately 50%, of the total loss in 2011. Research and development represented 36% of the reported loss. Non-cash expenses in the 2010 period were $4,426,000, or approximately 55%, of the reported loss.

At December 31, 2011, Ampio had cash and cash equivalents of $11,362,325, compared with $671,279 as of December 31, 2010.

Milestone Highlights for 2011

Financings

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December 21, 2011. Sold 2,220,255 of shares of common stock at $4.25 per share in a registered direct offering from which Ampio received gross proceeds of approximately $9.436 million, before deducting placement agents’ fees and estimated offering expenses. There were no investor warrants or convertible securities associated with this financing.

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March and April 2011. Sold 5,092,880 shares of common stock at a price of $2.50 per share in a private placement from which Ampio received gross proceeds of $12.732 million, before deducting placement’s agents’ fees and estimated offering expenses. There were no investor warrants or convertible securities associated with this financing.

Corporate Achievements

•	June 16, 2011. Announced Ampio was being included in the U.S. broad-market Russell 3000 index on June 24.

•	May 20, 2011. Announced Ampio common stock was now trading on the NASDAQ Capital Market under the ticker symbol “AMPE”.
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March 23, 2011. Ampio acquired all of the outstanding stock of DMI BioSciences, Inc. whose principal asset consisted of the worldwide rights to Zertane™, including 32 issued patents and 31 pending applications.

Clinical Trials

•	October 26, 2011. Announced Ampion™ would be tested as a stand-alone therapy, which was not previously permitted by the regulators. This trial was in progress at December 31, 2011.

The progression to the second part of the Phase 2 study was based upon positive results from the first dosing cohort in the Phase 2 Ampion™-In-Knee (AIK) clinical trial. The results were generated from 40 patients randomized equally into two separate study arms. Enrolled patients with moderately severe osteoarthritis of the knee were assessed for the difference in pain relief from their own established baseline. At each study time point (6 hours, 24 hours, 72 hours), the reduction in pain scores was greater in the 20 patients receiving Ampion™, steroids and lidocaine than the 20 patients treated with steroids and lidocaine. The group receiving Ampion achieved a 37% improvement at 72 hours for the Ampion™ group. This trend toward efficacy was more pronounced over time.

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October 18, 2011. Announced a randomized, vehicle-controlled, double-blinded study conducted at Centers for Allergy and Asthma in Denver, Colorado which indicates intranasal danazol has an impact on allergic rhinitis, a clinical condition in which increases in vascular permeability and edema are hallmark signs.

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September 26, 2011. Announced positive results from a 12-week open-label extension study, which was performed at the conclusion of the Phase 3 trials for Zertane™ in patients with premature ejaculation. No treatment-related serious adverse events and very few adverse events were recorded during the open-label extension period, when all subjects received active treatment, even though the mean extent of exposure (approximately 0.26 to 0.31 tablets per day) appeared to increase modestly compared to the double-blind treatment period (approximately 0.24 to 0.26 tablets per day). The average use by patients during this 12-week period remained less than 3 pills per week. Six subjects experienced an adverse event (5.9%) with only one treatment-related adverse event (anxiety/erectile dysfunction), demonstrating that even the higher dose of Zertane™ is safe with longer-term dosing. There were no reports of dependency or tolerability issues.

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June 27, 2011. Announced positive results from its Phase 3, randomized, double-blind, placebo-controlled, multicenter study to evaluate the efficacy and safety of two doses of Zertane™ for the treatment of premature ejaculation (PE). The study was conducted in 61 sites in 11 countries in Eastern and Western Europe and included 604 intent-to-treat patients.

Licensing of Distribution

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September 8, 2011. Licensed exclusive rights to market Zertane™ to Daewoong Co., Ltd. of South Korea for the treatment of premature ejaculation (PE) and for a combination drug, utilizing Zertane™ and another erectile dysfunction drug (PDE5 inhibitors and others), to simultaneously treat premature ejaculation and erectile dysfunction (ED).

New Intellectual Property

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December 22, 2011. Received notification of the granting of a Canadian patent with broad claims directed to compositions containing either DA-DKP, a cyclic dipeptide diketopiperazine, which is the active ingredient of Ampion™, but also extends to many other diketopiperazines.

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December 7, 2011. Received notification of the granting of a European patent with broad claims directed to “METHOD OF USING DIKETOPIPERAZINES AND COMPOSITION CONTAINING THEM”. The protected compositions containing DA-DKP, a cyclic dipeptide diketopiperazine, which is the active ingredient of Ampion ™. The patent also includes claims for these compositions that target clinical treatments for inflammation and inflammatory diseases and conditions, such as arthritis and allergies.

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December 5, 2011. Purchased, for $2 million, certain worldwide rights relating to a patented orally disintegrating tablet (ODT) drug delivery technology. Ampio intends to utilize this technology to elevate the market acceptance of Zertane™ for premature ejaculation. This acquisition provides additional intellectual property to protect Zertane™ ODT’s unique formulation, over and above the many method of use claims for Zertane™ contained in patents Ampio already owns. The Company indicated it expects this technology will facilitate Ampio’s filing of marketing authorization applications for Zertane™.

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November 16, 2011. Received PTO notification of the allowance of two important U.S. patents. The first patent is directed to a unique class of compounds that combine elements of diketopiperazines (same class as Ampion™) and methylphenidate derivatives. The second patent is directed to novel derivatives of methylphenidate (Ritalin). Both patents contain not only use claims for these novel compounds, and pharmaceutical compositions containing them, but also composition of matter claims.

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September 28, 2011. Received notification of allowance of its two patent applications on Zertane™ combinations with erectile dysfunction (ED) drugs in Canada. This allowances includes claims directed to the use of Zertane™ with a class of drugs called phosphodiesterase type 5 (PDE5) inhibitors commonly used for the treatment of ED to address concurrent premature ejaculation (PE) and ED. The allowed claims also include composition of matter claims, such as claims directed to a pharmaceutical composition or a kit containing Zertane™ and a PDE5 inhibitor.

Full financial results are available in the Company’s Form 10-K, which was filed with the Securities and Exchange Commission on February 9, 2012.

About Ampion™

Ampion™ is a non-steroidal anti-inflammatory drug that appears to have a significant role in the homeostasis of inflammation, so that it has the potential to be used in a broad array of inflammatory conditions which impact millions of patients. Ampion™ is a molecule produced by humans in response to injury and is protected globally by composition of matter and use patents including means of synthetically manufacturing the molecule and method of extraction from commercial albumin preparations.

About Zertane™

Zertane™ is an oral drug to treat premature ejaculation, a condition that has a major impact on the quality of life for men and their sexual partners. The active ingredient in Zertane™ has multiple mechanisms of actions that can delay ejaculation. This drug also has an excellent safety record established during 30 years of human use. These unique pharmaceutical qualities, exceptional human safety record, and a distinctive non-standard dosage not available in generic form, differentiate Zertane™ from other treatments for premature ejaculation. Zertane™ is taken as needed before sexual activity, and is not required on a daily basis.

About Optina™

Optina™ is an existing oral drug being developed as a new treatment for diabetic retinopathy and diabetic macular edema. Diabetic retinopathy is damage to the retina caused by complications of diabetes mellitus. Macular edema is often an early form of diabetic retinopathy that causes significant vision loss in adults. Almost all Type 1 diabetics and more than 60% of Type 2 diabetics develop retinopathy. There is no effective daily drug treatment for diabetic retinopathy other than general measures, such as controlling blood sugar, hypertension, blood lipids, etc. Effective non-surgical drug treatment of diabetic retinopathy is a high unmet medical need due to the global diabetes epidemic. Based on its extensive human safety record, a phase 2 clinical development program is currently underway using Optina™ for the treatment of diabetic macular edema.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. develops innovative proprietary drugs for inflammation, eye disease, kidney disease, CNS disease, metabolic disease and male sexual dysfunction. The product pipeline includes new uses for previously approved drugs and new molecular entities (“NMEs”). By concentrating on development of new uses for previously approved drugs, approval timelines, costs and risk of clinical failure are reduced because these drugs have strong potential to be safe and effective while their shorter development times can significantly increase near term value. A key strategy includes actively exploring partnership, licensing and other collaboration opportunities to maximize Ampio’s product development programs. For more information about Ampio, please visit our website, www.ampiopharma.com.

Forward — Looking Statements

Ampio’s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include risks associated with clinical trials, expected results, regulatory approvals, and changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Contact: Investor Relations, Ampio Pharmaceuticals, Inc. 720-437-6500

AMPIO PHARMACEUTICALS, INC., AND SUBSIDIARIES

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Months Ended
	December 31,
	2011	2010
License revenue	$18,750	$—
Expenses:
Research and development	6,614,384	1,883,150
Research and development — related party	34,013	88,984
General and administrative	4,504,494	4,732,271

Total operating expenses	11,152,891	6,704,405

Other (expense) income
Interest income	6,684	815
Interest expense	(8,358)	(19,545)
Unrealized loss on fair value of debt instruments	(5,585,422)	37,511
Derivative expense	(1,555,497)	(1,367,771)

Total other expense	(7,142,593)	(1,348,990)

Net loss, before income tax	(18,276,734)	(8,053,395)
Foreign tax expense	82,500	—
Net loss	$(18,359,234)	$(8,053,395)

Weighted — average number of common shares outstanding	26,013,838	16,288,468
Basic and diluted net loss per common share	$(0.71)	$(0.49)

AMPIO PHARMACEUTICALS, INC., AND SUBSIDIARIES

(A Development Stage Company)

SELECTED CONSOLIDATED BALANCE SHEET DATA

	December 31, 2011	December 31, 2010
Cash and cash equivalents	$11,362,325	$671,279
Total assets	19,482,599	737,524
Total current liabilities	1,291,533	4,745,960
Deficit accumulated during the development stage	(28,177,552)	(9,818,318)
Total stockholders’ equity (deficit)	17,759,816	(4,008,436)
Total liabilities and stockholders’ equity	$19,482,599	$737,524